As filed with the Securities and Exchange Commission on December 22, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADVANCED MICRO DEVICES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	Advanced Micro Devices, Inc. One AMD Place Sunnyvale, California 94085 (408) 749-4000	94-1692300
(State or Other Jurisdiction of Incorporation or Organization)	(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(I.R.S. Employer Identification Number)

Harry A. Wolin

Senior Vice President and General Counsel

Advanced Micro Devices, Inc.

One AMD Place

Sunnyvale, California 94085

(408) 749-4000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Tad J. Freese

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

(650) 328-4600

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount Of Registration Fee
Common Stock, $0.01 par value per share	75,000,000 shares(2)	$10.76	$807,000,000	$93,531.30

(1)	Calculated pursuant to Rule 457(c) under the Securities Act based on the average of the high and low sale prices of the registrant’s common stock on The NASDAQ Capital Market on December 19, 2016.
(2)	Pursuant to Rule 416(a) under the Securities Act, this registration statement shall be deemed to cover any additional shares of common stock that become issuable as a result of stock splits, stock dividends or similar transactions effected without receipt of consideration that results in an increase in the number of outstanding shares of the registrant’s common stock.

PROSPECTUS

75,000,000 Shares

Common Stock

This prospectus relates to the resale from time to time of up to 75,000,000 shares of our common stock, par value $0.01 per share, which are issuable upon the exercise of warrants, which were issued to West Coast Hitech L.P., or WCH, and which may be held from time to time by WCH or other selling stockholders named in this prospectus and the donees, pledgees or successors of such selling stockholders.

We issued a warrant to WCH to purchase up to 75,000,000 shares of common stock, or the 2016 Warrant, on August 30, 2016, in consideration for the limited waiver and rights under the sixth amendment to the Wafer Supply Agreement, or the Sixth Amendment, with GLOBALFOUNDRIES Inc., or GF.

We are registering shares of common stock in this registration statement pursuant to the registration rights granted to the selling stockholders in connection with the transactions set forth in the Sixth Amendment. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

The selling stockholders may sell the shares of common stock described in this prospectus from time to time in a number of different ways and at varying prices determined at the time of sale or at negotiated prices. We provide more information about how the selling stockholders may sell their shares of common stock in the section entitled “Plan of Distribution” on page 33. We have agreed to pay the expenses incurred in registering these shares, including legal and accounting fees. We will not pay any underwriting discounts or commissions in connection with the sale of the shares.

See “Risk Factors” beginning on page 3 for a discussion of material risks that you should consider before you invest in our common stock being sold with this prospectus.

Our common stock is traded on The NASDAQ Capital Market, or NASDAQ, under the symbol “AMD.” On December 21, 2016, the reported closing sale price of the common stock was $11.47 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 22, 2016.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. This prospectus relates to 75,000,000 shares of our common stock, which are issuable upon the exercise of warrants, which the selling stockholders named in this prospectus may sell from time to time. We will not receive any of the proceeds from these sales.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized anyone to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even if this prospectus is delivered or the common stock is sold on a later date.

You should read this prospectus together with the additional information described under the heading “Available Information.”

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request. If you would like a copy of any of this information, please submit your request to One AMD Place, Sunnyvale, California, 94085, or call (408) 749-4000 to make your request.

THE COMPANY

Unless the context otherwise requires, references in this prospectus to “AMD,” “we,” “our,” “us” and “the company” refer to Advanced Micro Devices, Inc. and its consolidated subsidiaries.

We are a global semiconductor company with facilities around the world. Within the global semiconductor industry, we offer primarily:

•	x86 microprocessors, as standalone devices or as incorporated as an accelerated processing unit, or APU, chipsets, discrete graphics processing units, or GPUs, and professional graphics; and

•	server and embedded processors, semi-custom System-on-Chip, or SoC, products and technology for game consoles. We also license portions of our intellectual property portfolio.

We were incorporated under the laws of Delaware on May 1, 1969 and became a publicly held company in 1972. Our common stock is currently listed on NASDAQ under the symbol “AMD.” Our mailing address and executive offices are located at One AMD Place, Sunnyvale, California 94085, and our telephone number at that location is (408) 749-4000.

RISK FACTORS

You should consider the risk factors below as well as the other information set forth or incorporated by reference in this prospectus. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below, elsewhere in this prospectus and in the documents incorporated by reference in this prospectus.

Risks Related to Our Business

Intel Corporation’s dominance of the microprocessor market and its aggressive business practices may limit our ability to compete effectively.

Intel Corporation has been the market share leader for microprocessors for many years. Intel’s market share, margins and significant financial resources enable it to market its products aggressively, to target our customers and our channel partners with special incentives and to influence customers who do business with us. These aggressive activities have in the past and are likely in the future to result in lower unit sales and a lower average selling price for many of our products and adversely affect our margins and profitability.

Intel exerts substantial influence over computer manufacturers and their channels of distribution through various brand and other marketing programs. As a result of Intel’s position in the microprocessor market, Intel has been able to control x86 microprocessor and computer system standards and benchmarks and to dictate the type of products the microprocessor market requires of us. Intel also dominates the computer system platform, which includes core logic chipsets, graphics chips, motherboards and other components necessary to assemble a computer system. OEMs that purchase microprocessors for computer systems are highly dependent on Intel, less innovative on their own and, to a large extent, are distributors of Intel technology. Additionally, Intel is able to drive de facto standards and specifications for x86 microprocessors that could cause us and other companies to have delayed access to such standards.

As long as Intel remains in this dominant position, we may be materially adversely affected by Intel’s:

•	business practices, including rebating and allocation strategies and pricing actions, designed to limit our market share and margins;

•	product mix and introduction schedules;

•	product bundling, marketing and merchandising strategies;

•	exclusivity payments to its current and potential customers and channel partners;

•	de facto control over industry standards, and heavy influence on PC manufacturers and other PC industry participants, including motherboard, memory, chipset and basic input/output system, or BIOS, suppliers and software companies as well as the graphics interface for Intel platforms; and

•	marketing and advertising expenditures in support of positioning the Intel brand over the brand of its original equipment manufacturer OEM customers.

Intel has substantially greater financial resources than we do and accordingly spends substantially greater amounts on marketing and research and development than we do. We expect Intel to maintain its market position and to continue to invest heavily in marketing, research and development, new manufacturing facilities and other technology companies. To the extent Intel manufactures a significantly larger portion of its microprocessor products using more advanced process technologies, or introduces competitive new products into the market before we do, we may be more vulnerable to Intel’s aggressive marketing and pricing strategies for microprocessor products. For example, Intel has introduced microprocessors for low-cost notebooks, similar to products that we offer for low-cost notebooks.

Intel could also take actions that place our discrete GPUs at a competitive disadvantage, including giving one or more of our competitors in the graphics market, such as Nvidia Corporation, preferential access to its proprietary graphics interface or other useful information.

Intel’s position in the microprocessor market and integrated graphics chipset market, its introduction of competitive new products, its existing relationships with top-tier OEMs and its aggressive marketing and pricing strategies could result in lower unit sales and a lower average selling price for our products, which could have a material adverse effect on us.

We have a wafer supply agreement with GF with obligations to manufacture products at GF with certain exceptions. If GF is not able to satisfy our manufacturing requirements, our business could be adversely impacted.

The Wafer Supply Agreement, or WSA, governs the terms by which we purchase products manufactured by GF. The WSA is in place until 2024. Pursuant to the WSA, we are required to purchase all of our microprocessor and APU product requirements, and a portion of our GPU product requirements from GF with specific mutually agreed exceptions. If GF is unable to achieve anticipated manufacturing yields, remain competitive using or implementing advanced leading-edge process technologies needed to manufacture future generations of our products, manufacture our products on a timely basis at competitive prices or meet our capacity requirements, then we may experience delays in product launches, supply shortages for certain products or increased costs and our business could be materially adversely affected. Moreover, if GF is unable to satisfy our manufacturing requirements and we are unable to secure from GF additional exceptions allowing us to contract with another wafer foundry to satisfy those requirements, then our business could be materially adversely affected.

Additionally, we recently entered into the Sixth Amendment pursuant to which we agreed to certain annual wafer purchase targets through 2020, and if we fail to meet the agreed wafer purchase target during a calendar year we will be required to pay to GF a portion of the difference between our actual wafer purchases and the applicable annual purchase target. If our actual wafer requirements are less than the number of wafers required to meet the applicable annual wafer purchase target, we could have excess inventory or higher inventory unit costs, both of which may adversely impact our gross margin and our results of operations.

In addition, GF has relied on Mubadala Technology Investments LLC, or Mubadala Tech, for its funding needs. If Mubadala Tech fails to adequately fund GF on a timely basis, or at all, GF’s ability to manufacture products for us could be materially adversely affected.

We rely on third parties to manufacture our products, and if they are unable to do so on a timely basis in sufficient quantities and using competitive technologies, our business could be materially adversely affected.

We rely on third-party wafer foundries to fabricate the silicon wafers for all of our products. We also rely on third-party manufacturers to assemble, test, mark and pack, or ATMP, our products. It is important to have reliable relationships with all of these third-party manufacturing suppliers to ensure adequate product supply to respond to customer demand.

We cannot guarantee that these manufacturers or our other third-party manufacturing suppliers will be able to meet our near-term or long-term manufacturing requirements. If we experience supply constraints from our third-party manufacturing suppliers, we may be required to allocate the affected products amongst our customers, which could have a material adverse effect on our relationships with these customers and on our financial condition. In addition, if we are unable to meet customer demand due to fluctuating or late supply from our manufacturing suppliers, it could result in lost sales and have a material adverse effect on our business.

We do not have long-term commitment contracts with some of our third-party manufacturing suppliers. We obtain some of these manufacturing services on a purchase order basis and these manufacturers are not required to provide us with any specified minimum quantity of product beyond the quantities in an existing purchase order. Accordingly, we depend on these suppliers to allocate to us a portion of their manufacturing capacity sufficient to meet our needs, to produce products of acceptable quality and at acceptable manufacturing yields and to deliver those products to us on a timely basis and at acceptable prices. The manufacturers we use also fabricate wafers and assemble, test and package products for other companies, including certain of our competitors. They could choose to prioritize capacity for other customers, increase the prices that they charge us on short notice or reduce or eliminate deliveries to us, which could have a material adverse effect on our business.

Other risks associated with our dependence on third-party manufacturers include limited control over delivery schedules and quality assurance, lack of capacity in periods of excess demand, misappropriation of our intellectual property, dependence on several small undercapitalized subcontractors and limited ability to manage inventory and parts. Moreover, if any of our third-party manufacturers suffer any damage to facilities, lose benefits under material agreements, experience power outages, lack sufficient capacity to manufacture our products, encounter financial difficulties, are unable to secure necessary raw materials from their suppliers or suffer any other disruption or reduction in efficiency, we may encounter supply delays or disruptions. If we are unable to secure sufficient or reliable supplies of products, our ability to meet customer demand may be adversely affected and this could materially affect our business.

If we transition the production of some of our products to new manufacturers, we may experience delayed product introductions, lower yields or poorer performance of our products. If we experience problems with product quality or are unable to secure sufficient capacity from a particular third-party manufacturer, or if we for other reasons cease utilizing one of those suppliers, we may be unable to secure an alternative supply for any specific product in a short time frame. We could experience significant delays in the shipment of our products if we are required to find alternative third-party manufacturers, which could have a material adverse effect on our business.

In April 2016, we consummated a transaction with TongFu Fujitsu Microelectronics Co., Ltd., or JV Party, under which we sold to JV Party 85% of the equity interests in our ATMP facilities consisting of Suzhou TF-AMD Semiconductor Co., Ltd., formerly AMD Technologies (China) Co., Ltd., and TF-AMD Microelectronics (Penang) Sdn. Bhd., formerly Advanced Micro Devices Export Sdn. Bhd., thereby forming two joint ventures, or collectively, the JVs. Going forward, the majority of our ATMP services will be provided by the JVs and there is no guarantee that the JVs will be able to adequately fulfill our ATMP requirements as we transition operations to the JV Party, nor is there any guarantee that the JVs will be able to fulfill our long-term ATMP requirements. If we are unable to meet customer demand due to fluctuating or late supply from the JVs, it could result in lost sales and have a material adverse effect on our business.

Failure to achieve expected manufacturing yields for our products could negatively impact our financial results.

Semiconductor manufacturing yields are a result of both product design and process technology, which is typically proprietary to the manufacturer, and low yields can result from design failures, process technology failures or a combination of both. Our third-party foundries, including GF, are responsible for the process technologies used to fabricate silicon wafers. If our third-party foundries experience manufacturing inefficiencies or encounter disruptions, errors or difficulties during production, we may fail to achieve acceptable yields or experience product delivery delays. We cannot be certain that our third-party foundries will be able to develop, obtain or successfully implement leading-edge process technologies needed to manufacture future generations of our products profitably or on a timely basis or that our competitors will not develop new technologies, products or processes earlier. Moreover, during periods when foundries are implementing new process technologies, their manufacturing facilities may not be fully productive. A substantial delay in the technology transitions to smaller process technologies could have a material adverse effect on us, particularly if our competitors transition to more cost effective technologies before us. Any decrease in manufacturing yields could result in an increase in per unit costs, which would adversely impact our gross margin and/or force us to allocate our reduced product supply amongst our customers, which could harm our relationships and reputation with our customers and materially adversely affect our business.

The success of our business is dependent upon our ability to introduce products on a timely basis with features and performance levels that provide value to our customers while supporting and coinciding with significant industry transitions.

Our success depends to a significant extent on the development, qualification, implementation and acceptance of new product designs and improvements that provide value to our customers. Our ability to develop, qualify and distribute, and have manufactured, new products and related technologies to meet evolving industry requirements, at prices acceptable to our customers and on a timely basis are significant factors in determining our competitiveness in our target markets. For example, a large portion of our Computing and Graphics revenue is focused on consumer desktop PC and notebook segments, which have experienced and continue to experience a decline driven by, among other factors, the adoption of smaller form factors, increased competition and changes in replacement cycles. As consumers adopt new form factors, have new product feature preferences or have different requirements than those consumers in the PC market, PC sales could be negatively impacted, which could adversely impact our business. Our product roadmap includes a new x86 processor core codenamed “Zen” to help drive our re-entry into high-performance and server computing. We cannot assure you that our efforts to execute our product roadmap and address markets beyond our core PC market will result in innovative products and technologies that provide value to our customers. If we fail to or are delayed in developing, qualifying or shipping new products or technologies that provide value to our customers and address these new trends or if we fail to predict which new form factors consumers will adopt and adjust our business accordingly, we may lose competitive positioning, which could cause us to lose market share and require us to discount the selling prices of our products. Although we make substantial investments in research and development, we cannot be certain that we will be able to develop, obtain or successfully implement new products and technologies on a timely basis or that they will be well-received by our customers. Moreover, our investments in new products and technologies involves certain risks and uncertainties and could disrupt our ongoing business. New investments may not generate sufficient revenue, incur unanticipated liabilities and divert our limited resources and distract management from our current operations. We cannot be certain that our ongoing investments in new products and technologies will be successful, meet our expectations and will not adversely affect our reputation, financial condition and operating results.

Delays in developing, qualifying or shipping new products can also cause us to miss our customers’ product design windows or, in some cases, breach contractual obligations or cause us to pay penalties. If our customers do not include our products in the initial design of their computer systems or products, they will typically not use our products in their systems or products until at least the next design configuration. The process of being qualified for inclusion in a customer’s system or product can be lengthy and could cause us to further miss a cycle in the demand of end-users, which also could result in a loss of market share and harm our business. In addition, market demand requires that products incorporate new features and performance standards on an industry-wide basis. Over the life of a specific product, the sale price is typically reduced over time. The introduction of new products and enhancements to existing products is necessary to maintain the overall corporate average selling price. If we are unable to introduce new products with sufficiently high sale prices or to increase unit sales volumes capable of offsetting the reductions in the sale prices of existing products over time, our business could be materially adversely affected.

If we cannot generate sufficient revenue and operating cash flow or obtain external financing, we may face a cash shortfall and be unable to make all of our planned investments in research and development or other strategic investments.

Our ability to fund research and development expenditures depends on generating sufficient revenue and cash flow from operations and the availability of external financing, if necessary. Our research and development expenditures, together with ongoing operating expenses, will be a substantial drain on our cash flow and may decrease our cash balances. If new competitors, technological advances by existing competitors or other competitive factors require us to invest significantly greater resources than anticipated in our research and development efforts, our operating expenses would increase. If we are required to invest significantly greater resources than anticipated in research and development efforts without an increase in revenue, our operating results could decline.

We regularly assess markets for external financing opportunities, including debt and equity financing. Additional debt or equity financing may not be available when needed or, if available, may not be available on satisfactory terms. The health of the credit markets may adversely impact our ability to obtain financing when needed. Any downgrades from credit rating agencies such as Moody’s or Standard & Poor’s may adversely impact our ability to obtain external financing or the terms of such financing. Credit agency downgrades or concerns regarding our credit worthiness may impact relationships with our suppliers, who may limit our credit lines. Our inability to obtain needed financing or to generate sufficient cash from operations may require us to abandon projects or curtail planned investments in research and development or other strategic initiatives. If we curtail planned investments in research and development or abandon projects, our products may fail to remain competitive and our business would be materially adversely affected.

The loss of a significant customer may have a material adverse effect on us.

Collectively, our top two and our top five customers accounted for approximately 60% and 75% of our net revenue, respectively, during the third quarter of 2016. On a segment basis, during the third quarter of 2016, five customers accounted for approximately 54% of the net revenue of our Computing and Graphics segment and five customers accounted for approximately 96% of the net revenue of our Enterprise, Embedded and Semi-Custom segment. We expect that a small number of customers will continue to account for a substantial part of revenue of our businesses in the future. If one of our key customers decides to stop buying our products, or if one of these customers materially reduces or reorganizes its operations or its demand for our products, our business would be materially adversely affected.

Our receipt of revenue from our semi-custom SoC products is dependent upon our technology being designed into third-party products and the success of those products.

The revenue that we receive from our semi-custom SoC products is in the form of non-recurring engineering fees charged to third parties for design and development services and revenue received in connection with sales of our semi-custom SoC products to these third parties. As a result, our ability to generate revenue from our semi-custom products depends on our ability to secure customers for our semi-custom design pipeline, our customers’ desire to pursue the project, and our semi-custom SoC products being incorporated into those customer’s products. Any revenue from sales of our semi-custom SoC products is directly related to sales of the third-party’s products and reflective of their success in the market. Moreover, we have no control over the marketing efforts of these third parties, and we cannot make any assurances that sales of their products will be successful in current or future years. Consequently, the semi-custom SoC product revenue expected by us may not be fully realized and our operating results may be adversely affected.

Global economic uncertainty may adversely impact our business and operating results.

Uncertain global economic conditions have in the past and may in the future adversely impact our business, including, without limitation, a slowdown in the Chinese economy, one of the largest global markets for desktop and notebook PCs. Uncertainty in the worldwide economic environment may negatively impact consumer confidence and spending causing our customers to postpone purchases. In addition, during challenging economic times, our current or potential future customers may experience cash flow problems and as a result may modify, delay or cancel plans to purchase our products. Additionally, if our customers are not successful in generating sufficient revenue or are unable to secure financing, they may not be able to pay, or may delay payment of, accounts receivable that they owe us. The risk related to our customers’ potentially defaulting on or delaying payments to us is increased because we expect that a small number of customers will continue to account for a substantial part of our revenue. Any inability of our current or potential future customers to pay us for our products may adversely affect our earnings and cash flow. Moreover, our key suppliers may reduce their output or become insolvent, thereby adversely impacting our ability to manufacture our products. In addition, uncertain economic conditions may make it more difficult for us to raise funds through borrowings or private or public sales of debt or equity securities.

The markets in which our products are sold are highly competitive.

The markets in which our products are sold are very competitive and delivering the latest and best products to market on a timely basis is critical to achieving revenue growth. We believe that the main factors that determine our product competitiveness are timely product introductions, product quality (including enabling state-of-the-art visual experience), energy efficiency (including power consumption and battery life), reliability, processor clock speed, performance, size (or form factor), selling price, cost, adherence to industry standards (and the creation of open industry standards), level of integration, software and hardware compatibility, security and stability, brand recognition and availability.

We expect that competition will continue to be intense due to rapid technological changes, frequent product introductions by our competitors or new competitors of products that may provide better performance/experience or may include additional features that render our products uncompetitive. We may also face aggressive pricing by competitors, especially during challenging economic times. Some competitors may have greater access or rights to companion technologies, including interface, processor and memory technical information. For instance, with the introduction of our APU products and other competing solutions with integrated graphics, we believe that demand for additional discrete graphics chips and cards may decrease in the future due to improvements in the quality and performance of integrated graphics. In addition, our competitors have significant marketing and sales resources which could increase the competitive environment in such a declining market, leading to lower prices and margins. If competitors introduce competitive new products into the market before us, demand for our products could be adversely impacted and our business could be adversely affected.

In addition, we are entering markets with current and new competitors who may be able to adapt more quickly to customer requirements and emerging technologies. We cannot assure you that we will be able to compete successfully against current or new competitors who may have stronger positions in these new markets or superior ability to anticipate customer requirements and emerging industry trends. We may face delays or disruptions in research and development efforts, or we may be required to invest significantly greater resources in research and development than anticipated.

We may not be able to generate sufficient cash to service our debt obligations or meet our working capital requirements.

Our ability to make payments on and to refinance our debt will depend on our financial and operating performance, which may fluctuate significantly from quarter to quarter, and is subject to prevailing economic conditions and financial, business and other factors, many of which are beyond our control. We cannot assure you that we will be able to generate cash flow or that we will be able to borrow funds, including under our secured revolving line of credit, or Secured Revolving Line of Credit, made available to AMD and certain of its subsidiaries under the Amended and Restated Loan Agreement (as defined below) for a principal amount up to $500 million, in amounts sufficient to enable us to service our debt or to meet our working capital requirements. If we are not able to generate sufficient cash flow from operations or to borrow sufficient funds to service our debt, we may be required to sell assets or equity, reduce expenditures, refinance all or a portion of our existing debt or obtain additional financing. We cannot assure you that we will be able to refinance our debt, sell assets or equity, borrow funds under our Secured Revolving Line of Credit or borrow more funds on terms acceptable to us, if at all.

We have a substantial amount of indebtedness which could adversely affect our financial position and prevent us from implementing our strategy or fulfilling our contractual obligations.

Our total debt as of September 24, 2016 was $1.6 billion, net of unamortized debt issuance costs and unamortized debt discount associated with the 2.125% Notes (as defined below). Our substantial indebtedness may:

•	make it difficult for us to satisfy our financial obligations, including making scheduled principal and interest payments;

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions and general corporate and other purposes;

•	limit our ability to use our cash flow or obtain additional financing for future working capital, capital expenditures, acquisitions or other general corporate purposes;

•	require us to use a substantial portion of our cash flow from operations to make debt service payments;

•	place us at a competitive disadvantage compared to our competitors with relatively less debt; and

•	increase our vulnerability to the impact of adverse economic and industry conditions.

We enter into interest rate swap agreements from time to time to manage our exposure to interest rate risk. These swap agreements involve risks, such as the risk that counterparties may fail to honor their obligations under these arrangements, the risk that these arrangements may not be effective in reducing our exposure to changes in interest rates and the risk that our exposure to interest rates may increase if interest rates increase.

We also enter into sale and factoring arrangements from time to time with respect to certain of our accounts receivables, which arrangements are non-recourse to us in the event that an account debtor fails to pay for credit-related reasons, and are not included in our indebtedness. We could become obligated to repurchase such accounts receivables or otherwise incur liability to the counterparties under these arrangements under certain circumstances, such as where a commercial dispute arises between us and an account debtor.

The agreements governing our notes and our Secured Revolving Line of Credit impose restrictions on us that may adversely affect our ability to operate our business.

The indentures governing our 6.75% Senior Notes Due 2019, 7.50% Senior Notes Due 2022, 7.00% Senior Notes Due 2024 and 2.125% Convertible Senior Notes Due 2026, or collectively the Senior Notes, contain various covenants which limit our ability to, among other things:

•	incur additional indebtedness;

•	pay dividends and make other restricted payments;

•	make certain investments, including investments in our unrestricted subsidiaries;

•	create or permit certain liens;

•	create or permit restrictions on the ability of certain restricted subsidiaries to pay dividends or make other distributions to us;

•	use the proceeds from sales of assets;

•	enter into certain types of transactions with affiliates; and

•	consolidate or merge or sell our assets as an entirety or substantially as an entirety.

In addition, the Amended and Restated Loan Agreement restricts our ability to make cash payments on the notes to the extent that on the date of such payment, a default or event of default exists under the Amended and Restated Loan Agreement, or we have not had at all times during the 45 consecutive days immediately preceding such payment, or would not have, on a pro forma basis after giving effect to such payment, Excess Cash Availability (as defined in the Amended and Restated Loan Agreement) of at least $100 million. Any of our future debt agreements may contain similar restrictions. If we fail to make any cash payment on a series of notes when required by the applicable indenture, it would constitute an event of default under such indenture, which, in turn, would constitute an event of default under the agreements governing our other indebtedness.

Our Secured Revolving Line of Credit also contains various covenants which limit our ability to, among other things, make certain investments, merge or consolidate with other entities and permit certain subsidiaries from incurring indebtedness. In addition, further restrictions apply when certain payment conditions (the Payment Conditions) are not satisfied with respect to specified transactions, events or payments. The Payment Conditions include that (i) no default or event of default exists and (ii) at all times during the 45 consecutive days immediately prior to such transaction, event or payment and on a pro forma basis after giving effect to such transaction, event or payment and any incurrence or repayment of indebtedness in connection therewith, the Loan Parties’ Excess Cash Availability (as defined in the Amended and Restated Loan Agreement) available cash is greater than the greater of 20% of the total commitment amount and $100 million. If Payment Conditions are not satisfied under certain circumstances, we will become subject to various additional covenants which limit our ability to, among other things:

•	create liens upon any of the Loan Parties’ property (other than customary permitted liens and liens in respect of up to $1.5 billion of secured credit facilities debt (which amount includes our Secured Revolving Line of Credit));

•	declare or make cash distributions;

•	create any encumbrance on the ability of a subsidiary to make any upstream payments;

•	make asset dispositions other than certain ordinary course dispositions and certain supply chain finance arrangements;

•	make certain loans, make payments with respect to subordinated debt or certain borrowed money prior to its due date; and

•	enter into any non-arm’s-length transaction with an affiliate (except for certain customary exceptions).

The agreements governing our notes and our Secured Revolving Line of Credit contain cross-default provisions whereby a default under one agreement would likely result in cross defaults under agreements covering other borrowings. For example, the occurrence of a default with respect to any indebtedness or any failure to repay debt when due in an amount in excess of $50 million would cause a cross default under the indentures (to the extent such default would result in the acceleration of such indebtedness). The occurrence of a default under any of these borrowing arrangements would permit the applicable note holders or the lenders under our Secured Revolving Line of Credit to declare all amounts outstanding under those borrowing arrangements to be immediately due and payable. If the note holders or the trustee under the indentures governing our Senior Notes or the lenders under our Secured Revolving Line of Credit accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay those borrowings.

Uncertainties involving the ordering and shipment of our products could materially adversely affect us.

We typically sell our products pursuant to individual purchase orders. We generally do not have long-term supply arrangements with our customers or minimum purchase requirements except that orders generally must be for standard pack quantities. Generally, our customers may cancel orders for standard products more than 30 days prior to shipment without incurring significant fees. We base our inventory levels in part on customers’ estimates of demand for their products, which may not accurately predict the quantity or type of our products that our customers will want in the future or ultimately end up purchasing. Our ability to forecast demand is even further complicated when our products are sold indirectly through downstream channel distributors and customers, as our forecasts for demand are then based on estimates provided by multiple parties throughout the downstream channel.

PC and consumer markets are characterized by short product lifecycles, which can lead to rapid obsolescence and price erosion. In addition, our customers may change their inventory practices on short notice for any reason. We may build inventories during periods of anticipated growth, and the cancellation or deferral of product orders or overproduction due to failure of anticipated orders to materialize, could result in excess or obsolete inventory, which could result in write-downs of inventory and an adverse effect on gross margins.

Factors that may result in excess or obsolete inventory, which could result in write-downs of the value of our inventory, a reduction in the average selling price or a reduction in our gross margin include:

•	a sudden or significant decrease in demand for our products;

•	a production or design defect in our products;

•	a higher incidence of inventory obsolescence because of rapidly changing technology and customer requirements;

•	a failure to accurately estimate customer demand for our products, including for our older products as our new products are introduced; or

•	our competitors introducing new products or taking aggressive pricing actions.

The demand for our products depends in part on the market conditions in the industries into which they are sold. Fluctuations in demand for our products or a market decline in any of these industries could have a material adverse effect on our results of operations.

Industry-wide fluctuations in the computer marketplace have materially adversely affected us in the past and may materially adversely affect us in the future. A large portion of our Computing and Graphics revenue is focused on the consumer desktop PC and notebook segments, which have experienced and continue to experience a decline driven by, among other factors, the adoption of smaller and other form factors, increased competition and changes in replacement cycles. The success of our semi-custom SoC products is dependent on securing customers for our semi-custom design pipeline and consumer market conditions, including the success of the Sony PlayStation®4 and Microsoft Xbox One game console systems worldwide.

Our ability to design and introduce new products in a timely manner is dependent upon third-party intellectual property.

In the design and development of new and enhanced products, we rely on third-party intellectual property such as software development tools and hardware testing tools. Furthermore, certain product features may rely on intellectual property acquired from third parties. The design requirements necessary to meet consumer demand for more features and greater functionality from semiconductor products may exceed the capabilities of the third-party intellectual property or development tools available to us. If the third-party intellectual property that we use becomes unavailable, is not available with required functionality and performance in the time frame or price point needed for our new products or fails to produce designs that meet customer demands, our business could be materially adversely affected.

We depend on third-party companies for the design, manufacture and supply of motherboards, software and other computer platform components to support our business.

We depend on third-party companies for the design, manufacture and supply of motherboards, software (e.g., BIOS, operating systems) and other components that our customers utilize to support our microprocessor, GPU and APU offerings. We also rely on AIBs to support our GPU and APU products. In addition, our microprocessors are not designed to function with motherboards and chipsets designed to work with Intel microprocessors. If the designers, manufacturers, AIBs and suppliers of motherboards, software and other components decrease their support for our product offerings, our business could be materially adversely affected.

If we lose Microsoft Corporation’s support for our products or other software vendors do not design and develop software to run on our products, our ability to sell our products could be materially adversely affected.

Our ability to innovate beyond the x86 instruction set controlled by Intel depends partially on Microsoft designing and developing its operating systems to run on or support our x86-based microprocessor products. With respect to our graphics products, we depend in part on Microsoft to design and develop its operating system to run on or support our graphics products. Similarly, the success of our products in the market, such as our APU products, is dependent on independent software providers designing and developing software to run on our products. If Microsoft does not continue to design and develop its operating systems so that they work with our x86 instruction sets or does not continue to develop and maintain their operating systems to support our graphics products, independent software providers may forego designing their software applications to take advantage of our innovations and customers may not purchase PCs with our products. In addition, some software drivers sold with our products are certified by Microsoft. If Microsoft did not certify a driver, or if we otherwise fail to retain the support of Microsoft or other software vendors, our ability to market our products would be materially adversely affected.

Our reliance on third-party distributors and AIB partners subjects us to certain risks.

We market and sell our products directly and through third-party distributors and AIB partners pursuant to agreements that can generally be terminated for convenience by either party upon prior notice to the other party. These agreements are non-exclusive and permit both our distributors and AIBs to offer our competitors’ products. We are dependent on our distributors and AIBs to supplement our direct marketing and sales efforts. If any significant distributor or AIB or a substantial number of our distributors or AIBs terminated their relationship with us, decided to market our competitors’ products over our products or decided not to market our products at all, our ability to bring our products to market would be impacted and we would be materially adversely affected. If we are unable to manage the risks related to the use of our third-party distributors and AIB partners or offer appropriate incentives to focus them on the sale of our products, our business could be materially adversely affected.

Additionally, distributors and AIBs typically maintain an inventory of our products. In most instances, our agreements with distributors protect their inventory of our products against price reductions, as well as provide return rights for any product that we have removed from our price book and that is not more than 12 months older than the manufacturing code date. Some agreements with our distributors also contain standard stock rotation provisions permitting limited levels of product returns. Our agreements with AIBs protect their inventory of our products against price reductions. We defer the gross margins on our sales to distributors and AIBs, resulting from both our deferral of revenue and related product costs, until the applicable products are re-sold by the distributors or the AIBs. However, in the event of a significant decline in the price of our products, the price protection rights we offer would materially adversely affect us because our revenue and corresponding gross margin would decline.

Our inability to continue to attract and retain qualified personnel may hinder our product development programs.

Much of our future success depends upon the continued service of numerous qualified engineering, marketing, sales and executive personnel. If we are not able to continue to attract, train and retain qualified personnel necessary for our business, the progress of our product development programs could be hindered, and we could be materially adversely affected. To help attract, retain and motivate qualified personnel, we use share-based incentive awards such as employee stock options and non-vested share units (restricted stock units). If the value of such stock awards does not appreciate as measured by the performance of the price of our common stock, or if our share-based compensation otherwise ceases to be viewed as a valuable benefit, our ability to attract, retain and motivate personnel could be weakened, which could harm our results of operations. In addition, our current and any future restructuring plans may adversely impact our ability to attract and retain key employees.

In the event of a change of control, we may not be able to repurchase our outstanding debt as required by the applicable indentures and our Secured Revolving Line of Credit, which would result in a default under the indentures and our Secured Revolving Line of Credit.

Upon a change of control, we will be required to offer to repurchase all of our Senior Notes then outstanding at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, up to, but excluding, the repurchase date. In addition, a change of control would be an event of default under our Secured Revolving Line of Credit. As of September 24, 2016, no borrowings were outstanding under the Secured Revolving Line of Credit, $21 million related to letters of credit under the Secured Revolving Line of Credit remained outstanding and $1.6 billion was outstanding under our notes. Future debt agreements may contain similar provisions. We may not have the financial resources to repurchase our outstanding notes and prepay all of our outstanding obligations under our Secured Revolving Line of Credit.

The semiconductor industry is highly cyclical and has experienced severe downturns that have materially adversely affected, and may continue to materially adversely affect, our business in the future.

The semiconductor industry is highly cyclical and has experienced significant downturns, often in conjunction with constant and rapid technological change, wide fluctuations in supply and demand, continuous new product introductions, price erosion and declines in general economic conditions. We have incurred substantial losses in recent downturns, due to:

•	substantial declines in average selling prices;

•	the cyclical nature of supply and demand imbalances in the semiconductor industry;

•	a decline in demand for end-user products (such as PCs) that incorporate our products; and

•	excess inventory levels.

Industry-wide fluctuations in the computer marketplace have materially adversely affected us in the past and may materially adversely affect us in the future. For example, form factor devices continue to shift from desktop PCs and notebooks to smaller form factor devices. A large portion of our Computing and Graphics revenue is focused on consumer desktop PC and notebook segments, which have experienced and continue to experience a decline driven by, among other factors, the adoption of smaller form factors, increased competition and changes in replacement cycles.

Global economic uncertainty and weakness have also impacted the semiconductor market as consumers and businesses have deferred purchases, which negatively impacted demand for our products. Our financial performance has been, and may in the future be, negatively affected by these downturns.

The growth of our business is also dependent on continued demand for our products from high-growth adjacent emerging global markets. Our ability to be successful in such markets depends in part on our ability to establish adequate local infrastructure, as well as our ability to cultivate and maintain local relationships in these markets. If demand from these markets is below our expectations, sales of our products may decrease, which would have a material adverse effect on us.

Acquisitions, divestitures and/or joint ventures could disrupt our business, harm our financial condition and operating results or dilute, or adversely affect the price of, our common stock.

Our success will depend, in part, on our ability to expand our product offerings and grow our business in response to changing technologies, customer demands and competitive pressures. In some circumstances, we may pursue growth through the acquisition of complementary businesses, solutions or technologies or through divestitures or joint ventures rather than through internal development. The identification of suitable acquisition or joint venture candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete identified acquisitions or joint ventures. Moreover, if such acquisitions or joint ventures require us to seek additional debt or equity financing, we may not be able to obtain such financing on terms favorable to us or at all. Even if we successfully complete an acquisition or a joint venture, we may not be able to assimilate and integrate effectively or efficiently the acquired business, technologies, solutions, assets, personnel or operations, particularly if key personnel of the acquired company decide not to work for us. Acquisitions and joint ventures may also involve the entry into geographic or business markets in which we have little or no prior experience. Consequently, we may not achieve anticipated benefits of the acquisitions or joint ventures which could harm our operating results. In addition, to complete an acquisition, we may issue equity securities, which would dilute our stockholders’ ownership and could adversely affect the price of our common stock, as well as incur debt, assume contingent liabilities or have amortization expenses and write-downs of acquired assets, which could adversely affect our results of operations. Acquisitions and joint ventures may also reduce our cash available for operations and other uses, which could harm our business. Also, any failure on our part to effectively evaluate and execute new business initiatives could adversely affect our business. We may not adequately assess the risk of new business initiatives and subsequent events may arise that alter the risks that were initially considered.

Furthermore, we may not achieve the objectives and expectations with respect to future operations, products and services. On April 2016, we consummated the transaction with JV Party, under which we sold to JV Party 85% of the equity interests in our JVs. Going forward, we expect the majority of our ATMP services will be provided by the JVs and there is no guarantee that the JVs will be able to adequately fulfill our ATMP requirements as we transition operations to the JV Party, nor is there any guarantee that the JVs will be able to fulfill our long-term ATMP requirements. If we are unable to meet customer demand due to fluctuating or late supply from the JVs, it could result in lost sales and have a material adverse effect on our business.

In addition, we may not realize the anticipated benefits from any new business initiatives. For example, in connection with our strategy of licensing portions of our intellectual property portfolio, in the first quarter of 2016, we entered into a joint venture with and Tianjin Haiguang Advanced Technology Investment Co., Ltd., or THATIC, comprised of two separate legal entities, China JV1 and China JV2, or collectively, the China JVs. The China JVs’ primary purpose is to support our expansion into the server and workstation product market in China. We also licensed certain of our intellectual property (Licensed IP) to the China JVs for license fees payable over several years contingent upon achievement of certain milestones. We also expect to receive a royalty based on the sales of the China JVs’ products to be developed on the basis of such Licensed IP. We may not realize the expected benefits from this joint venture, including the China JVs’ expected future performance, the receipt of any future milestone payments from the Licensed IP, and the receipt of any royalty payments from future sales of the China JVs’ products.

Our business is dependent upon the proper functioning of our internal business processes and information systems and modification or interruption of such systems may disrupt our business, processes and internal controls.

We rely upon a number of internal business processes and information systems to support key business functions, and the efficient operation of these processes and systems is critical to our business. Our business processes and information systems need to be sufficiently scalable to support the growth of our business and may require modifications or upgrades that expose us to a number of operational risks. As such, our information systems will continually evolve and adapt in order to meet our business needs. These changes may be costly and disruptive to our operations and could impose substantial demands on management time.

These changes may also require changes in our information systems, modification of internal control procedures and significant training of employees and third-party resources. We continuously work on simplifying our information systems and applications through consolidation and standardization efforts. There can be no assurance that our business and operations will not experience any disruption in connection with this transition. Our information technology systems, and those of third-party information technology providers or business partners, may also be vulnerable to damage or disruption caused by circumstances beyond our control including catastrophic events, power anomalies or outages, natural disasters, viruses or malware, cyber-attacks, data breaches and computer system or network failures, exposing us to significant cost, reputational harm and disruption or damage to our business.

In addition, as our IT environment continues to evolve, we are embracing new ways of communicating and sharing data internally and externally with customers and partners using methods such as mobility and the cloud that can promote business efficiency. However, these practices can also result in a more distributed IT environment, making it more difficult for us to maintain visibility and control over internal and external users, and meet scalability and administrative requirements. If our security controls cannot keep pace with the speed of these changes, or if we are not able to meet regulatory and compliance requirements, our business would be materially adversely affected.

Data breaches and cyber-attacks could compromise our intellectual property or other sensitive information, be costly to remediate and cause significant damage to our business and reputation.

In the ordinary course of our business, we maintain sensitive data on our networks, including our intellectual property and proprietary or confidential business information relating to our business and that of our customers and business partners. The secure maintenance of this information is critical to our business and reputation. We believe that companies have been increasingly subject to a wide variety of security incidents, cyber-attacks, hacking and phishing attacks, and other attempts to gain unauthorized access. These threats can come from a variety of sources, all ranging in sophistication from an individual hacker to a state-sponsored attack. Cyber threats may be generic, or they may be custom-crafted against our information systems. Over the past year, cyber-attacks have become more prevalent and much harder to detect and defend against. Our network and storage applications may be subject to unauthorized access by hackers or breached due to operator error, malfeasance or other system disruptions. It is often difficult to anticipate or immediately detect such incidents and the damage caused by such incidents. These data breaches and any unauthorized access or disclosure of our information or intellectual property could compromise our intellectual property and expose sensitive business information. Cyber-attacks could also cause us to incur significant remediation costs, result in product development delays, disrupt key business operations and divert attention of management and key information technology resources. These incidents could also subject us to liability, expose us to significant expense and cause significant harm to our reputation and business. In addition, we could be subject to potential claims for damages resulting from loss of data from alleged vulnerabilities in the security of our processors. We also maintain confidential and personally identifiable information about our workers. The integrity and protection of our worker data is critical to our business and our workers have a high expectation that we will adequately protect their personal information. We anticipate an increase in costs related to:

•	implementing new data security procedures, including costs related to upgrading computer and network security;

•	training workers to maintain and monitor our security measures;

•	remediating any data security breach and addressing the related litigation; and

•	mitigating reputational harm.

We often partner with third-party providers for certain worker services and we may provide certain limited worker information to such third parties based on the scope of the services provided to us. However, if these third parties fail to adopt or adhere to adequate data security practices, or in the event of a breach of their networks, our workers’ data may be improperly accessed, used or disclosed. A breach of data privacy is likely to cause significant disruption of our business operations. Failure to adequately maintain and update our security systems could materially adversely affect our operations and our ability to maintain worker confidence. Failure to prevent unauthorized access to electronic and other confidential information and data breaches could materially adversely affect our financial condition, our competitive position and operating results.

Our operating results are subject to quarterly and seasonal sales patterns.

A large portion of our quarterly sales have historically been made in the last month of the quarter. This uneven sales pattern makes prediction of revenue for each financial period difficult and increases the risk of unanticipated variations in quarterly results and financial condition. In addition, our operating results tend to vary seasonally with the markets in which our products are sold. For example, historically, first quarter PC product sales are generally lower than fourth quarter sales. In addition, with respect to our semi-custom SoC products for game consoles, we expect sales patterns to follow the seasonal trends of a consumer business with sales in the first half of the year being lower than sales in the second half of the year. Many of the factors that create and affect quarterly and seasonal trends are beyond our control.

If essential equipment, materials or manufacturing processes are not available to manufacture our products, we could be materially adversely affected.

We purchase equipment and materials for our internal back-end manufacturing operations from a number of suppliers and our operations depend upon obtaining deliveries of adequate supplies of equipment and materials on a timely basis. Our third-party suppliers also depend on the same timely delivery of adequate quantities of equipment and materials in the manufacture of our products. In addition, as many of our products increase in technical complexity, we rely on our third-party suppliers to update their processes in order to continue meeting our back-end manufacturing needs. Certain equipment and materials that are used in the manufacture of our products are available only from a limited number of suppliers, or in some cases, a sole supplier. We also depend on a limited number of suppliers to provide the majority of certain types of integrated circuit packages for our microprocessors, including our APU products. Similarly, certain non-proprietary materials or components such as memory, printed circuit boards, or PCBs, interposers, substrates and capacitors used in the manufacture of our products are currently available from only a limited number of sources. Because some of the equipment and materials that we and our third-party manufacturing suppliers purchase are complex, it is sometimes difficult to substitute one supplier for another.

From time to time, suppliers may extend lead times, limit supply or increase prices due to capacity constraints or other factors. Also, some of these materials and components may be subject to rapid changes in price and availability. Interruption of supply or increased demand in the industry could cause shortages and price increases in various essential materials. Dependence on a sole supplier or a limited number of suppliers exacerbates these risks. If we are unable to procure certain of these materials for our back-end manufacturing operations, or our third-party foundries or manufacturing suppliers are unable to procure materials for manufacturing our products, our business would be materially adversely affected.

If our products are not compatible with some or all industry-standard software and hardware, we could be materially adversely affected.

Our products may not be fully compatible with some or all industry-standard software and hardware. Further, we may be unsuccessful in correcting any such compatibility problems in a timely manner. If our customers are unable to achieve compatibility with software or hardware, we could be materially adversely affected. In addition, the mere announcement of an incompatibility problem relating to our products could have a material adverse effect on our business.

Costs related to defective products could have a material adverse effect on us.

Products as complex as those we offer may contain defects or failures when first introduced or when new versions or enhancements to existing products are released. We cannot assure you that, despite our testing procedures, errors will not be found in new products or releases after commencement of commercial shipments in the future, which could result in loss of or delay in market acceptance of our products, material recall and replacement costs, delay in recognition or loss of revenue, writing down the inventory of defective products, the diversion of the attention of our engineering personnel from product development efforts, defending against litigation related to defective products or related property damage or personal injury and damage to our reputation in the industry and could adversely affect our relationships with our customers. In addition, we may have difficulty identifying the end customers of the defective products in the field. As a result, we could incur substantial costs to implement modifications to correct defects. Any of these problems could materially adversely affect our business.

We could be subject to potential product liability claims if one of our products causes, or merely appears to have caused, an injury. Claims may be made by consumers or others selling our products, and we may be subject to claims against us even if an alleged injury is due to the actions of others. A product liability claim, recall or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could have a material adverse effect on our business.

If we fail to maintain the efficiency of our supply chain as we respond to changes in customer demand for our products, our business could be materially adversely affected.

Our ability to meet customer demand for our products depends, in part, on our ability to deliver the products our customers want on a timely basis. Accordingly, we rely on our supply chain for the manufacturing, distribution and fulfillment of our products. As we continue to grow our business, expand to high-growth adjacent markets, acquire new customers and strengthen relationships with existing customers, the efficiency of our supply chain will become increasingly important because many of our customers tend to have specific requirements for particular products, and specific time-frames in which they require delivery of these products. If we are unable to consistently deliver the right products to our customers on a timely basis in the right locations, our customers may reduce the quantities they order from us, which could have a material adverse effect on our business.

We outsource to third parties certain supply-chain logistics functions, including portions of our product distribution, transportation management and information technology support services.

We rely on third-party providers to operate our regional product distribution centers and to manage the transportation of our work-in-process and finished products among our facilities, to our manufacturing suppliers and to our customers. In addition, we rely on third parties to provide certain information technology services to us, including help desk support, desktop application services, business and software support applications, server and storage administration, data center operations, database administration and voice, video and remote access. We cannot guarantee that these providers will fulfill their respective responsibilities in a timely manner in accordance with the contract terms, in which case our internal operations and the distribution of our products to our customers could be materially adversely affected. Also, we cannot guarantee that our contracts with these third-party providers will be renewed, in which case we would have to transition these functions in-house or secure new providers, which could have a material adverse effect on our business if the transition is not executed appropriately.

The completion and impact of the 2015 Restructuring Plan, our transformation initiatives and any future restructuring actions could adversely affect us.

In the third quarter of 2015, we implemented the 2015 Restructuring Plan focused on our ongoing efforts to simplify our business and better align resources around our priorities and business outlook. The 2015 Restructuring Plan largely involved a reduction of global headcount by approximately 5% and includes organizational actions such as outsourcing certain IT services and application development. We expect the 2015 Restructuring Plan to be largely completed by the end of the fourth quarter of 2016. These restructuring actions and any future restructuring actions could have an adverse impact on our business as a result of decreases in employee morale and the failure to meet operational targets due to the loss of employees. We cannot be sure that we will realize operational savings or any other anticipated benefits from the 2015 Restructuring Plan or any future restructuring actions. Any operating savings are subject to assumptions, estimates and significant economic, competitive and other uncertainties, some of which are beyond our control. If these estimates and assumptions are incorrect, if we experience delays or if other unforeseen events occur, our business and financial results could be adversely affected.

Any transformation initiatives or future restructuring actions we undertake may fail to achieve the anticipated results and may materially adversely affect our business and financial results.

We may incur future impairments of goodwill.

We perform our annual goodwill impairment analysis as of the first day of the fourth quarter of each year. Subsequent to our annual goodwill impairment analysis, we monitor for any events or changes in circumstances, such as significant adverse changes in business climate or operating results, changes in management’s business strategy, an inability to successfully introduce new products in the marketplace, an inability to successfully achieve internal forecasts or significant declines in our stock price, which may represent an indicator of impairment. The occurrence of any of these events may require us to record future goodwill impairment charges.

Our worldwide operations are subject to political, legal and economic risks and natural disasters, which could have a material adverse effect on us.

We maintain operations around the world, including in the United States, Canada, Europe and Asia. We rely on third-party wafer foundries in Europe and Asia. Nearly all product assembly and final testing of our products is performed at manufacturing facilities, operated by third-party manufacturing facilities, in China, Malaysia and Taiwan. We also have international sales operations. International sales, as a percent of net revenue, were 73% in the third quarter of 2016. We expect that international sales will continue to be a significant portion of total sales in the foreseeable future.

The political, legal and economic risks associated with our operations in foreign countries include, without limitation:

•	expropriation;

•	changes in a specific country’s or region’s political or economic conditions;

•	changes in tax laws, trade protection measures and import or export licensing requirements;

•	difficulties in protecting our intellectual property;

•	difficulties in managing staffing and exposure to different employment practices and labor laws;

•	changes in foreign currency exchange rates;

•	restrictions on transfers of funds and other assets of our subsidiaries between jurisdictions;

•	changes in freight and interest rates;

•	disruption in air transportation between the United States and our overseas facilities;

•	loss or modification of exemptions for taxes and tariffs; and

•	compliance with U.S. laws and regulations related to international operations, including export control and economic sanctions laws and regulations and the Foreign Corrupt Practices Act.

In addition, our worldwide operations (or those of our business partners) could be subject to natural disasters such as earthquakes, tsunamis, flooding, typhoons and volcanic eruptions that disrupt manufacturing or other operations. For example, our Sunnyvale operations are located near major earthquake fault lines in California. Any conflict or uncertainty in the countries in which we operate, including public health issues (for example, an outbreak of a contagious disease such as Avian Influenza, measles or Ebola), safety issues, natural disasters, fire, disruptions of service from utilities, nuclear power plant accidents or general economic or political factors (for example, the United Kingdom’s referendum in which voters approved to leave the European Union, commonly referred to as “Brexit”), could have a material adverse effect on our business. Any of the above risks, should they occur, could result in an increase in the cost of components, production delays, general business interruptions, delays from difficulties in obtaining export licenses for certain technology, tariffs and other barriers and restrictions, longer payment cycles, increased taxes, restrictions on the repatriation of funds and the burdens of complying with a variety of foreign laws, any of which could ultimately have a material adverse effect on our business.

Worldwide political conditions may adversely affect demand for our products.

Worldwide political conditions may create uncertainties that could adversely affect our business. The United States has been and may continue to be involved in armed conflicts that could have a further impact on our sales and our supply chain. The consequences of armed conflict, political instability or civil or military unrest are unpredictable, and we may not be able to foresee events that could have a material adverse effect on us. Terrorist attacks or other hostile acts may negatively affect our operations, or adversely affect demand for our products, and such attacks or related armed conflicts may impact our physical facilities or those of our suppliers or customers. Furthermore, these attacks or hostile acts may make travel and the transportation of our products more difficult and more expensive, which could materially adversely affect us. Any of these events could cause consumer spending to decrease or result in increased volatility in the United States economy and worldwide financial markets.

Unfavorable currency exchange rate fluctuations could adversely affect us.

We have costs, assets and liabilities that are denominated in foreign currencies. As a consequence, movements in exchange rates could cause our foreign currency denominated expenses to increase as a percentage of revenue, affecting our profitability and cash flows. Whenever we believe appropriate, we hedge a portion of our short-term foreign currency exposure to protect against fluctuations in currency exchange rates. We determine our total foreign currency exposure using projections of long-term expenditures for items such as payroll. We cannot assure you that these activities will be effective in reducing foreign exchange rate exposure. Failure to do so could have an adverse effect on our business, financial condition, results of operations and cash flow. In addition, the majority of our product sales are denominated in U.S. dollars. Fluctuations in the exchange rate between the U.S. dollar and the local currency can cause increases or decreases in the cost of our products in the local currency of such customers. An appreciation of the U.S. dollar relative to the local currency could reduce sales of our products.

Our inability to effectively control the sales of our products on the gray market could have a material adverse effect on us.

We market and sell our products directly to OEMs and through authorized third-party distributors. From time to time, our products are diverted from our authorized distribution channels and are sold on the “gray market.” Gray market products result in shadow inventory that is not visible to us, thus making it difficult to forecast demand accurately. Also, when gray market products enter the market, we and our distribution channels compete with these heavily discounted gray market products, which adversely affects demand for our products and negatively impact our margins. In addition, our inability to control gray market activities could result in customer satisfaction issues because any time products are purchased outside our authorized distribution channels there is a risk that our customers are buying counterfeit or substandard products, including products that may have been altered, mishandled or damaged, or are used products represented as new.

If we cannot adequately protect our technology or other intellectual property in the United States and abroad, through patents, copyrights, trade secrets, trademarks and other measures, we may lose a competitive advantage and incur significant expenses.

We rely on a combination of protections provided by contracts, including confidentiality and nondisclosure agreements, copyrights, patents, trademarks and common law rights, such as trade secrets, to protect our intellectual property. However, we cannot assure you that we will be able to adequately protect our technology or other intellectual property from third-party infringement or from misappropriation in the United States and abroad. Any patent licensed by us or issued to us could be challenged, invalidated or circumvented or rights granted there under may not provide a competitive advantage to us.

Furthermore, patent applications that we file may not result in issuance of a patent or, if a patent is issued, the patent may not be issued in a form that is advantageous to us. Despite our efforts to protect our intellectual property rights, others may independently develop similar products, duplicate our products or design around our patents and other rights. In addition, it is difficult to monitor compliance with, and enforce, our intellectual property on a worldwide basis in a cost-effective manner. In jurisdictions where foreign laws provide less intellectual property protection than afforded in the United States and abroad, our technology or other intellectual property may be compromised, and our business would be materially adversely affected.

We are party to litigation and may become a party to other claims or litigation that could cause us to incur substantial costs or pay substantial damages or prohibit us from selling our products.

From time to time, we are a defendant or plaintiff in various legal actions. For example, on January 15, 2014, March 20, 2014, April 27, 2015 and September 29, 2015, complaints were filed against us seeking damages for alleged securities law violations which are described in Note 13 of our condensed consolidated financial statements in our Quarterly Report on Form 10-Q for the period ended September 24, 2016. Our products are purchased by and/or used by consumers, which could increase our exposure to consumer actions such as product liability claims and consumer class action claims. On occasion, we receive claims that individuals were allegedly exposed to substances used in our former semiconductor wafer manufacturing facilities and that this alleged exposure caused harm. Litigation can involve complex factual and legal questions, and its outcome is uncertain. Any claim that is successfully asserted against us, including the claims filed against us on January 15, 2014, March 20, 2014, April 27, 2015 and September 29, 2015, may result in the payment of damages that could be material to our business.

With respect to intellectual property litigation, from time to time, we have been notified of, or third parties may bring or have brought, actions against us and/or against our customers based on allegations that we are infringing the intellectual property rights of others, contributing to or inducing the infringement of the intellectual property rights of others, improperly claiming ownership of intellectual property or otherwise improperly using the intellectual property of others. If any such claims are asserted, we may seek to obtain a license under the third parties’ intellectual property rights. We cannot assure you that we will be able to obtain all of the necessary licenses on satisfactory terms, if at all. These parties may file lawsuits against us or our customers seeking damages (potentially up to and including treble damages) or an injunction against the sale of products that incorporate allegedly infringed intellectual property or against the operation of our business as presently conducted, which could result in our having to stop the sale of some of our products or to increase the costs of selling some of our products or which could damage our reputation. The award of damages, including material royalty payments, or other types of damages, or the entry of an injunction against the manufacture and sale of some or all of our products could have a material adverse effect on us. We could decide, in the alternative, to redesign our products or to resort to litigation to challenge such claims. Such challenges could be extremely expensive and time-consuming regardless of their merit, could cause delays in product release or shipment and/or could have a material adverse effect on us. We cannot assure you that litigation related to our intellectual property rights or the intellectual property rights of others can always be avoided or successfully concluded.

Even if we were to prevail, any litigation could be costly and time-consuming and would divert the attention of our management and key personnel from our business operations, which could have a material adverse effect on us.

Our business is subject to potential tax liabilities.

We are subject to income taxes in the United States, Canada and other foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe our tax estimates are reasonable, we cannot assure you that the final determination of any tax audits and litigation will not be materially different from that which is reflected in historical income tax provisions and accruals. Should additional taxes be assessed as a result of an audit, assessment or litigation, there could be a material adverse effect on our cash, income tax provision and net income in the period or periods for which that determination is made.

We are subject to environmental laws, conflict minerals-related provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as a variety of other laws or regulations that could result in additional costs and liabilities.

Our operations and properties have in the past been and continue to be subject to various United States and foreign laws and regulations, including those relating to materials used in our products and manufacturing processes, discharge of pollutants into the environment, the treatment, transport, storage and disposal of solid and hazardous wastes and remediation of contamination. These laws and regulations require our suppliers to obtain permits for operations making our products, including the discharge of air pollutants and wastewater. Although our management systems are designed to oversee our suppliers’ compliance, we cannot assure you that our suppliers have been or will be at all times in complete compliance with such laws, regulations and permits. If our suppliers violate or fail to comply with any of them, a range of consequences could result, including fines, suspension of production, alteration of manufacturing processes, import/export restrictions, sales limitations, criminal and civil liabilities or other sanctions. Such non-compliance from our manufacturing suppliers could result in disruptions in supply, higher sourcing costs, and/or reputational damage for us.

Environmental laws are complex, change frequently and have tended to become more stringent over time. For example, the European Union, or EU, and China are two among a growing number of jurisdictions that have enacted restrictions on the use of lead and other materials in electronic products. These regulations affect semiconductor devices and packaging. As regulations restricting materials in electronic products continue to increase around the world, there is a risk that the cost, quality and manufacturing yields of products that are subject to these restrictions, may be less favorable compared to products that are not subject to such restrictions, or that the transition to compliant products may not meet customer roadmaps, or produce sudden changes in demand, which may result in excess inventory. A number of jurisdictions including the EU, Australia and China are developing or have finalized market entry or public procurement regulations for computers and servers based on ENERGY STAR specifications as well as additional energy consumption limits. There is the potential for certain of our products being excluded from some of these markets which could materially adversely affect us.

Certain environmental laws, including the U.S. Comprehensive, Environmental Response, Compensation and Liability Act of 1980, or the Superfund Act, impose strict or, under certain circumstances, joint and several liability on current and previous owners or operators of real property for the cost of removal or remediation of hazardous substances and impose liability for damages to natural resources. These laws often impose liability even if the owner or operator did not know of, or was not responsible for, the release of such hazardous substances. These environmental laws also assess liability on persons who arrange for hazardous substances to be sent to disposal or treatment facilities when such facilities are found to be contaminated. Such persons can be responsible for cleanup costs even if they never owned or operated the contaminated facility. We have been named as a responsible party at three Superfund sites in Sunnyvale, California. Although we have not yet been, we could be named a potentially responsible party at other Superfund or contaminated sites in the future. In addition, contamination that has not yet been identified could exist at our other facilities.

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC adopted disclosure and reporting requirements for companies that use “conflict” minerals originating from the Democratic Republic of Congo or adjoining countries. We continue to incur additional costs associated with complying with these requirements, such as costs related to developing internal controls for the due diligence process, determining the source of any conflict minerals used in our products, auditing the process and reporting to our customers and the SEC. In addition to the SEC regulation, the European Union, China and other jurisdictions are developing new policies focused on conflict minerals that may impact and increase the cost of our compliance program. Also, since our supply chain is complex, we may face reputational challenges if we are unable to sufficiently verify the origins of the subject minerals. Moreover, we are likely to encounter challenges to satisfy those customers who require that all of the components of our products are certified as “conflict free.” If we cannot satisfy these customers, they may choose a competitor’s products.

Recently the US federal government has issued new policies for federal procurement focused on eradicating the practice of forced labor and human trafficking. In addition, the United Kingdom and the state of California have issued laws that require AMD to disclose its policy and practices for identifying and eliminating forced labor and human trafficking in our supply chain. Several customers as well as the Electronic Industry Citizenship Coalition, or EICC, have also issued expectations to eliminate these practices that may impact AMD. While we have a policy and management systems to identify and avoid these practices in our supply chain, we cannot guarantee that AMD’s suppliers will always be in conformance to these laws and expectations. We may face enforcement liability and reputational challenges if we are unable to sufficiently meet these expectations. Moreover, we are likely to encounter challenges with customers if we cannot satisfy their forced and trafficked labor polices and they may choose a competitor’s products.

Risks Related to Our Common Stock

The price of our common stock may be volatile and subject to wide fluctuations.

The trading price of our common stock has historically fluctuated significantly. From December 29, 2013 (the beginning of our first fiscal quarter for 2014) to December 1, 2016, our stock has had low and high sales prices in the range of $1.61 to $8.39 per share. The price of our common stock could be subject to wide fluctuations in the future in response to many events or factors, including those discussed in the risk factors above, as well as:

•	actual or anticipated fluctuations in operating results;

•	changes in expectations as to future financial performance or buy/sell recommendations of securities analysts;

•	our, or a competitor’s, announcement of new products, services or innovations; and

•	the operating and stock price performance of other comparable companies.

General market conditions and domestic or international macroeconomic factors unrelated to our performance may also affect the price of our common stock. For these reasons, investors should not rely on recent trends to predict future prices of our common stock or financial results.

Our issuance to WCH of warrants to purchase 75 million shares of our common stock, if and when exercised, will dilute the ownership interests of our existing stockholders, and the conversion of the 2.125% Convertible Senior Notes Due 2026, or 2.125% Notes, may dilute the ownership interest of our existing stockholders, or may otherwise depress the price of our common stock.

In consideration for the limited waiver and rights under the Sixth Amendment, we issued warrants to WCH to purchase 75 million shares of our common stock. Any issuance by us of common shares to WCH upon exercise of the warrants will dilute the ownership interests of our existing stockholders. Any sales in the public market by WCH of any shares owned by WCH could adversely affect prevailing market prices of our common stock, and the anticipated exercise by WCH of the warrants could depress the price of our common stock.

Also, the conversion of some or all of the 2.125% Notes may dilute the ownership interests of our existing stockholders. Such 2.125% Notes may become convertible at the option of their holders prior to their scheduled term under certain circumstances. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the 2.125% Notes may encourage short selling by market participants because the conversion thereof could be used to satisfy short positions, or the anticipated conversion of the 2.125% Notes into cash and/or shares of our common stock could depress the price of our common stock.

Our issuance of preferred stock could adversely affect holders of common stock.

Our board of directors is authorized to issue series of preferred stock without any action on the part of our holders of common stock. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the price of our common stock could be adversely affected.

Anti-takeover provisions in our charter documents and Delaware law may make an acquisition of us more difficult.

Anti-takeover provisions in our charter documents and Delaware law may make an acquisition of us more difficult. These provisions:

•	authorize our board of directors to issue preferred stock without stockholder approval and to designate the rights, preferences and privileges of each class; if issued, such preferred stock would increase the number of outstanding shares of our capital stock and could include terms that may deter an acquisition of us;

•	establish advanced notice requirements for nominations to the board of directors or for proposals that can be acted on at stockholder meetings; and

•	limit who may call stockholder meetings.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may prohibit large stockholders from consummating a merger with, or acquisition of, us.

These provisions may deter an acquisition of us that might otherwise be attractive to stockholders.

We have no present intention of paying dividends on our common stock.

We have never paid any cash dividends on our common stock and have no present plans to do so. In addition, under the terms of the agreements governing our outstanding indebtedness, including the indentures governing our Senior Notes and the Amended and Restated Loan Agreement, we are limited in our ability to pay cash dividends unless we obtain the written consent of the applicable lenders and bondholders.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated herein by reference includes statements that are, or may be deemed, “forward-looking statements.” These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. These forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements and should not be relied upon as predictions of future events, as we cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “pro forma,” “estimates,” “anticipates,” or the negative of these words and phrases, other variations of these words and phrases or comparable terminology.

The forward-looking statements relate to, among other things:

•	demand for AMD’s products;

•	the growth, change and competitive landscape of the markets in which AMD participates;

•	future restructuring activities;

•	the completion of this offering;

•	the nature and extent of AMD’s future payments to GF and the materiality of these payments;

•	the materiality of AMD’s future purchases from GF;

•	AMD’s expected $100 million payment to GF and the expected timing of such payment;

•	AMD’s quarterly payments to GF beginning in 2017 based on volume of certain wafers purchased from another wafer foundry;

•	the expected amount and timing of the final net cash proceeds from the joint venture transaction between AMD and TongFu Fujitsu Microelectronics Co. Ltd.;

•	the expected amounts to be received by AMD under the IP licensing agreement and AMD’s expected royalty payments from future sales of the joint venture with Tianjin Haiguang Advanced Technology Investment Co., Ltd. of products to be developed on the basis of such licensed IP;

•	AMD may not realize the benefits anticipated from any acquisitions, divestitures and/or joint ventures;

•	sales patterns of AMD’s PC products and semi-custom SoC products for game consoles;

•	the level of international sales as compared to total sales;

•	AMD’s expected completion of its restructuring plan announced in October 2015, or the 2015 Restructuring Plan;

•	that other unrecognized tax benefits will not materially change in the next 12 months;

•	that AMD’s cash and cash equivalents balances together with the availability under its Secured Revolving Line of Credit will be sufficient to fund AMD’s operations including capital expenditures over the next 12 months;

•	AMD’s ability to obtain sufficient external financing on favorable terms, or at all;

•	AMD’s expectation that based on the information presently known to management, the securities class action and the shareholder derivative suit will not have a material adverse effect on its financial condition, cash flows or results of operations; and

•	AMD does not expect to pay dividends in the future.

Material factors that could cause actual results to differ materially from current expectations include, without limitation, the following: Intel Corporation’s dominance of the microprocessor market and its aggressive business practices may limit AMD’s ability to compete effectively; AMD has a wafer supply agreement with GF with obligations to manufacture products at GF with certain exceptions. If GF is not able to satisfy AMD’s manufacturing requirements, AMD’s business could be adversely impacted; AMD relies on third parties to manufacture its products, and if they are unable to do so on a timely basis in sufficient quantities and using competitive technologies, AMD’s business could be materially adversely affected; failure to achieve expected manufacturing yields for AMD’s products could negatively impact its financial results; the success of AMD’s business is dependent upon its ability to introduce products on a timely basis with features and performance levels that provide value to its customers while supporting and coinciding with significant industry transitions; if AMD cannot generate sufficient revenue and operating cash flow or obtain external financing, it may face a cash shortfall and be unable to make all of its planned investments in research and development or other strategic investments; the loss of a significant customer may have a material adverse effect on AMD; AMD’s receipt of revenue from its semi-custom SoC products is dependent upon its technology being designed into third-party products and the success of those products; global economic uncertainty may adversely impact AMD’s business and operating results; the markets in which AMD’s products are sold are highly competitive; AMD may not be able to generate sufficient cash to service its debt obligations or meet its working capital requirements; AMD has a substantial amount of indebtedness which could adversely affect its financial position and prevent it from implementing its strategy or fulfilling its contractual obligations; the agreements governing AMD’s notes and the Secured Revolving Line of Credit impose restrictions on AMD that may adversely affect its ability to operate its business; uncertainties involving the ordering and shipment of AMD’s products could materially adversely affect it; the demand for AMD’s products depends in part on the market conditions in the industries into which they are sold. Fluctuations in demand for AMD’s products or a market decline in any of these industries could have a material adverse effect on its results of operations; the completion and impact of the 2015 Restructuring Plan, its transformation initiatives and any future restructuring actions could adversely affect it; AMD’s ability to design and introduce new products in a timely manner is dependent upon third-party intellectual property; AMD depends on third-party companies for the design, manufacture and supply of motherboards, software and other computer platform components to support its business; if AMD loses Microsoft Corporation’s support for its products or other software vendors do not design and develop software to run on AMD’s products, its ability to sell its products could be materially adversely affected; AMD’s reliance on third-party distributors and AIB partners subjects it to certain risks; AMD’s inability to continue to attract and retain qualified personnel may hinder its product development programs; AMD’s issuance to West Coast Hitech L.P. (WCH) of warrants to purchase 75 million shares of AMD common stock, if and when exercised, will dilute the ownership interests of AMD’s existing stockholders, and the conversion of the 2.125% Notes may dilute the ownership interest of AMD’s existing stockholders, or may otherwise depress the price of AMD’s common stock; in the event of a change of control, AMD may not be able to repurchase its outstanding debt as required by the applicable indentures and its Secured Revolving Line of Credit, which would result in a default under the indentures and its Secured Revolving Line of Credit; the semiconductor industry is highly cyclical and has experienced severe downturns that have materially adversely affected, and may continue to materially adversely affect its business in the future; acquisitions, divestitures and/or joint ventures could disrupt its business, harm its financial condition and operating results or dilute, or adversely affect the price of its common stock; AMD’s business is dependent upon the proper functioning of its internal business processes and information systems and modification or interruption of such systems may disrupt its business, processes and internal controls; data breaches and cyber-attacks could compromise AMD’s intellectual property or other sensitive information, be costly to remediate and cause significant damage to its business and reputation; AMD’s operating results are subject to quarterly and seasonal sales patterns; if essential equipment, materials or manufacturing processes are not available to manufacture its products, AMD could be materially adversely affected; if AMD’s products are not compatible with some or all industry-standard software and hardware, it could be materially adversely affected; costs related to defective products could have a material adverse effect on AMD; if AMD fails to maintain the efficiency of its supply chain as it responds to changes in customer demand for its products, its business could be materially adversely affected; AMD outsources to third parties certain supply-chain logistics functions, including portions of its product distribution, transportation management and information technology support services; the completion and impact of the 2015 Restructuring Plan, its transformation initiatives and any future restructuring actions could adversely affect it; AMD may incur future impairments of goodwill; AMD’s worldwide operations are subject to political, legal and economic risks and natural disasters, which could have a material adverse effect on it; worldwide political conditions may adversely affect demand for AMD’s products; unfavorable currency exchange rate fluctuations could adversely affect AMD; AMD’s inability to effectively control the sales of its products on the gray market could have a material adverse effect on it; if AMD cannot adequately protect its technology or other intellectual property in the United States and abroad, through patents, copyrights, trade secrets, trademarks and other measures, it may lose a competitive advantage and incur significant expenses; AMD is a party to litigation and may become a party to other claims or litigation that could cause it to incur substantial costs or pay substantial damages or prohibit it from selling its products; AMD’s business is subject to potential tax liabilities; and AMD is subject to environmental laws, conflict minerals-related provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as a variety of other laws or regulations that could result in additional costs and liabilities.

USE OF PROCEEDS

We are registering shares of common stock in this registration statement pursuant to the registration rights granted to the selling stockholders in connection with the transactions set forth in the Sixth Amendment. We are not selling any securities under this prospectus and will not receive any proceeds from sales of the shares of common stock sold from time to time under this prospectus by the selling stockholders.

We have agreed to pay all costs, expenses and fees relating to registering the shares of our common stock covered by in this prospectus. The selling stockholders will pay any brokerage commissions or similar charges incurred for the sale of such shares of our common stock.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 1,500,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, $0.10 par value per share. As of December 21, 2016, 934,306,631 shares of common stock were issued and outstanding. There are no shares of preferred stock issued and outstanding.

The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders, including the election of directors. Stockholders are not entitled to cumulative voting rights, and, accordingly, the holders of a majority of the shares voting for the election of directors can elect the entire board if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person to the board of directors.

The holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by the board of directors, in its discretion, from funds legally available therefor and subject to prior dividend rights of holders of any shares of preferred stock which may be outstanding. However, the terms of certain of our borrowing arrangements restrict our ability to declare or pay dividends on our common stock in certain circumstances. Upon liquidation or dissolution of the company subject to prior liquidation rights of the holders of preferred stock, the holders of common stock are entitled to receive on a pro rata basis the remaining assets of the company available for distribution. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of common stock are fully paid and non-assessable.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF WARRANTS

The following is a summary of the material terms and provisions of the warrants.

Exercise of Warrants. The 2016 Warrant is exercisable in whole or in part at the option of the warrantholder at any time or from time to time until 5:00 p.m., Eastern time on February 29, 2020; provided that the maximum number of shares that may be exercised until the one-year anniversary of the date of the 2016 Warrant shall not exceed, in aggregate, 50,000,000 shares.

To exercise the 2016 Warrant or any portion thereof, the warrantholder shall (1) surrender the 2016 Warrant, together with the duly executed warrant exercise form attached thereto as Exhibit A, to the Company at its principal executive office (or such other office or agency of the Company as the Company may designate) and (2) make a cash payment to the Company equal to the warrant price payable in respect of the number of shares purchased upon such exercise.

Exercise Price of the Warrants. The 2016 Warrant is exercisable for common stock at a purchase price of $5.98 per share of common stock (as adjusted pursuant to the terms of the warrants).

Adjustments for Stock Splits and Combinations. If we at any time or from time to time after the date on which the warrants were first issued (or, if any warrant was issued upon partial exercise of, or in replacement of, another warrant of like tenor, then the date on which such original warrant was first issued) (either such date being referred to as the “Original Issue Date”) effect a subdivision of our outstanding common stock, the number of shares of common stock issuable upon exercise of the warrants will be proportionately increased. If we at any time or from time to time after the Original Issue Date combine the outstanding shares of our common stock, the number of shares of common stock issuable upon exercise of the warrants will be proportionately decreased.

Adjustment for Dividends and Distributions in Common Stock. In the event we at any time or from time to time after the Original Issue Date make or issue, or fix a record date for the determination of holders of our common stock entitled to receive, a dividend or other distribution payable in additional shares of our common stock, then and in each such event the number of shares of common stock issuable upon exercise of the warrants will be adjusted as of the time of such issuance or, in the event such a record date will have been fixed, as of the close of business on such record date, so that, after giving effect to such adjustment, each holder of a warrant will be entitled to receive an additional number of shares of our common stock upon exercise that such holder would have been entitled to receive had such warrant been exercised immediately prior to such event.

Notwithstanding the foregoing, if such record date has been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the number of shares of common stock issuable upon exercise of the warrants will be recomputed accordingly as of the close of business on such record date and thereafter the number of shares of common stock issuable upon exercise of the warrants will be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

Adjustment for Other Dividends and Distributions. In the event we at any time or from time to time after the Original Issue Date make or issue, or fix a record date for the determination of holders of our common stock entitled to receive, a dividend or other distribution payable in our securities (other than a dividend of a distribution of shares of our common stock) or in cash or other property, then and in each such event the number of shares of common stock issuable upon exercise of each warrant will be increased as of the time of such issuance or, in the event such a record date has been fixed, as of the close of business on such record date, to a number determined by multiplying the number of shares of common stock issuable upon exercise of such warrant immediately prior to such event by a fraction, the numerator of which will be the Current Market Value (as defined below) per share of common stock on the date of such event, and the denominator of which will be such Current Market Value per share of common stock less the fair market value (as determined in the reasonable good faith discretion of our board of directors) of such securities, cash or other property to be distributed with respect to each share of common stock on the date of such event. “Current Market Value” will mean the average of the daily closing prices on NASDAQ of our common stock over the ten consecutive trading day period ending on the business day immediately preceding such event.

Notwithstanding the foregoing, if such record date has been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the number of shares of common stock issuable upon exercise of the warrants will be recomputed accordingly as of the close of business on such record date and thereafter the number of shares of common stock issuable upon exercise of the warrants will be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

Adjustment for Reclassification, Exchange or Subdivision. If our common stock is changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above), then and in each such event the holder of each warrant will have the right thereafter to exercise such warrant into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of common stock into which such warrant might have been exercised immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

Adjustment in Exercise Price. Upon each adjustment in the number of shares of common stock issuable upon exercise of a warrant, the exercise price for such warrant will be adjusted to the product obtained by multiplying the applicable exercise price immediately prior to such adjustment by a fraction, the numerator of which will be the number of shares of common stock issuable upon exercise of such warrant immediately prior to such adjustment and the denominator of which will be the number of shares of common stock issuable upon exercise of such warrant immediately thereafter; provided, however, that in no event will the exercise price be less than the par value of the common stock.

Registration Rights. Pursuant to the registration rights agreement we entered into with WCH in connection with the transactions contemplated by the Sixth Amendment, we agreed to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective under the Securities Act until all of the securities registered for resale pursuant to the registration statement of which this prospectus is a part are sold to the public, whether pursuant to the registration statement of which this prospectus is a part or pursuant to Rule 144. We will bear all fees and expenses incurred in connection with the filing of the registration statement of which this prospectus is a part and our obligations under the registration rights agreement. In addition, we have agreed to indemnify WCH, or any person who controls WCH, and each affiliate of WCH, against any losses caused by any untrue statement or alleged untrue statement of a material fact contained in the registration statement of which this prospectus is a part caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

Notice of Certain Events. If at any time after the warrants are first issued, we (i) enter any capital reorganization of the Company, any reclassification of the common stock of the Company, any consolidation, merger, recapitalization or similar business combination of the Company with or into another entity (other than a consolidation, merger, recapitalization or similar business combination in which the Company is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Company, (ii) authorize the voluntary dissolution, liquidation or winding up of our affairs or (iii) declare a dividend on our common stock payable in cash or other property, then, in each case, we will provide the warrantholder with notice as soon as reasonably practicable before the applicable record date or effective date of such transaction, as the case may be, in order to provide the warrantholder the ability to exercise the warrants and participate in such transaction as a holder of common stock.

Expiration. The 2016 Warrant expires on February 29, 2020 at 5:00 p.m., Eastern time.

SELLING STOCKHOLDERS

On November 15, 2007, we issued 49,000,000 shares of our common stock to WCH. We issued an additional 58,000,000 shares of common stock and warrants to purchase up to 35,000,000 shares of common stock, or the 2009 Warrant, to WCH in connection with the consummation of the transactions contemplated by the master transaction agreement by and among AMD, Advanced Technology Investment Company (now, Mubadala Technology Investments, LLC, or Mubadala Tech) and WCH, or the Master Transaction Agreement, on March 2, 2009. In connection with these issuances, we previously registered these 142,000,000 shares of our common stock on Form S-3, filed with the SEC on March 2, 2009. On March 7, 2014, we issued 34,906,166 shares of common stock to WCH pursuant to the cashless exercise in full of the 2009 Warrant. As a result, the 2009 Warrant is no longer outstanding.

Mubadala Development Company PJSC, or Mubadala, and Mubadala Tech are affiliated with WCH, our largest shareholder. WCH and Mubadala Tech are wholly-owned subsidiaries of Mubadala.

On August 30, 2016, we issued a warrant to purchase up to 75,000,000 shares of common stock to WCH in connection with the Sixth Amendment. Pursuant to an amended and restated registration rights agreement executed in connection with the transactions contemplated by the Sixth Amendment, we agreed to file with the SEC a registration statement of which this prospectus is a part to register the resale of the shares of common stock underlying the 2016 Warrant issued to WCH in connection with the transactions contemplated by the Sixth Amendment. Pursuant to the amended and restated registration rights agreement, we have committed to use our reasonable best efforts to keep the registration statement of which this prospectus is a part continuously effective until the earlier of (a) the resale of all shares registered pursuant to the registration statement of which this prospectus is a part or (b) the sale of all of such shares to the public pursuant to Rule 144 (or any similar provision then in force, but not Rule 144A) under the Securities Act.

Pursuant to the Master Transaction Agreement, as amended from time to time, until such time as WCH and its permitted transferees beneficially own, in the aggregate, less than 10% of the outstanding shares of our common stock, WCH and such permitted transferees may only resell shares of our common stock (i) in connection with a bona fide pledge or transfer in connection with a financing transaction secured by a pledge of WCH’s AMD common stock, (ii) by means of an underwritten public offering pursuant to an effective registration statement under the Securities Act, or (iii) pursuant to Rule 144 promulgated under the Securities Act. Notwithstanding the foregoing, WCH or its permitted transferees may sell or transfer AMD common stock to any other permitted transferee.

Pursuant to the Master Transaction Agreement, as amended from time to time, for a period of five years (so long as WCH and its transferees own at least 10% of our voting securities), WCH, Mubadala Tech, and their transferees and affiliates will not, without our consent, seek to acquire more than 22.5% of our voting securities, or initiate, or induce or attempt to induce any third person to initiate, any extraordinary corporate transaction involving us (including a merger, sale of assets, restructuring or liquidation), or to seek to or participate in any attempt to cause a change of control of our management or board of directors, or take any other similar actions, including a public announcement of any such plans, or advise, assist or encourage any other persons in connection with any of the foregoing. These standstill provisions do not prevent Mubadala Tech or WCH from voting any securities at their sole discretion on matters submitted to our stockholders for a vote, or from voting in favor of, or tendering any AMD securities held by any of them into, any extraordinary transaction involving us or a substantial portion of our securities or assets.

Pursuant to the terms therein, the 2016 Warrant is exercisable in whole or in part at the option of the warrantholder at any time or from time to time until 5:00 p.m., Eastern time on February 29, 2020, provided that the maximum number of shares that may be exercised under the one-year anniversary of the 2016 Warrant shall not exceed 50,000,000. Notwithstanding the foregoing, the 2016 Warrant will only be exercisable to the extent that Mubadala does not beneficially own, either directly through any other entities directly and indirectly owned by Mubadala or its subsidiaries, an aggregate of more than 19.99% of AMD’s outstanding capital stock after any such exercise.

If certain changes occur to our capitalization, such as a stock split or stock dividend of the common stock, then the exercise price and number of shares issuable upon exercise of the warrants will be adjusted appropriately. We have included the shares issuable upon exercise of the warrants in this prospectus and related registration statement.

The following table sets forth the name of the selling stockholders, the number of shares of our common stock beneficially owned by the selling stockholders prior to this offering, the percentage of common stock owned by the selling stockholders prior to this offering, the number of outstanding shares of common stock being offered pursuant to this prospectus, the number of shares of common stock being offered that are issuable upon exercise of the warrants, the aggregate number of shares of our common stock being offered pursuant to this prospectus and the number of shares of our common stock owned upon completion of this offering.

This table is prepared based on information provided to us by or on behalf of the selling stockholders, and reflects holdings as of the date of this prospectus. As used in this prospectus, the term “selling stockholder” includes the selling stockholders listed below, and any donees, pledgees, transferees or other successors selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge or other non-sale related transfer. The aggregate number of shares in the columns “Number of Outstanding Shares Being Offered” and “Shares Being Offered That Are Issuable Upon Exercise of Warrants” represents the total shares that the selling stockholders may offer under this prospectus. The selling stockholders may sell all, some or none of the common stock described in this prospectus. We do not know how long the selling stockholders will hold the shares before selling them, and except for the registration rights agreement and the restrictions on transfer by WCH described above, we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934. The percentage of shares beneficially owned prior to the offering is based on 934,306,631 shares of our common stock outstanding as of December 21, 2016.

Pursuant to the Master Transaction Agreement, as amended from time to time, until such time as WCH and its permitted transferees beneficially own, in the aggregate, less than 10% of the outstanding shares of our common stock, WCH has the right to designate a representative to our board of directors. Ahmed Yahia, who is an affiliate of WCH, was appointed to our board of directors in November 2012.

Except as noted above or in the footnotes to the table below, no selling stockholders have had, within the past three years, any position, office or material relationship with us or any of our predecessors or affiliates.

Name	Shares of Common Stock Beneficially Owned Prior to the Offering(1)		Number of Outstanding Shares Being Offered	Shares Being Offered That Are Issuable Upon Exercise of Warrants	Aggregate Number of Shares Being Offered(2)	Shares of Common Stock Beneficially Owned After Offering(2)
	Number	Percent
West Coast Hitech L.P.	141,906,166	15.19%	—	75,000,000	75,000,000	141,906,166

Total	141,906,166	15.19%	—	75,000,000	75,000,000	141,906,166

(1)	The number of shares presented in this table as beneficially owned prior to the offering does not include any of the shares of common stock issuable upon exercise of the warrants issued to WCH in connection with the Sixth Amendment.
(2)	The selling stockholders identified in this table may sell some, all or none of the shares owned by them that are registered under this registration statement. While we do not currently have knowledge of any agreements, arrangements, or understandings with respect to the sale of any of the shares registered hereunder (other than the agreements referenced above), as required for purposes of this table, we are assuming that the selling stockholders will sell all of the shares indicated in the table.

PLAN OF DISTRIBUTION

The selling stockholders and their successors, which term includes their transferees, pledgees or donees or their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including NASDAQ;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	through the settlement of short sales or

•	or any other method permitted by applicable law.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

In connection with the sale of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and deliver these securities to close out such short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them hereby will be the purchase price of the common stock less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Our outstanding common stock is listed for trading on NASDAQ under the symbol “AMD.”

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

Profits on the sale of the common stock by selling stockholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling stockholders may be deemed to be “underwriters,” they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The selling stockholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. The selling stockholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholders.

A selling stockholder may decide not to sell any common stock described in this prospectus. We cannot assure you that any selling stockholder will use this prospectus to sell any or all of the common stock. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, a selling stockholder may transfer, devise or gift the common stock by other means not described in this prospectus.

With respect to a particular offering of the common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

•	the specific common stock to be offered and sold;

•	the names of the selling stockholders;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting, compensation from the selling stockholders.

We entered into the registration rights agreement for the benefit of WCH to register its common stock under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides that the selling stockholders and AMD will indemnify each other and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses and substantially all expenses incurred by the selling stockholders incidental to the registration, offering and sale of the common stock to the public, but each selling stockholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

VALIDITY OF COMMON STOCK

The validity of the securities offered by this prospectus will be passed upon for us by Latham & Watkins LLP, Menlo Park, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 26, 2015, and the effectiveness of our internal control over financial reporting as of December 26, 2015, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed or furnished with the SEC. However, unless expressly listed below, no document or information that we have “furnished” or may in the future “furnish” with the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 26, 2015, including the information therein specifically incorporated by reference to our 2016 Proxy Statement;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 26, 2016, June 25, 2016 and September 24, 2016;

•	our Current Reports on Form 8-K and amendments to previously filed Forms 8-K filed on December 28, 2015, April 29, 2016 (Item 2.01 only), May 12, 2016, May 18, 2016, July 1, 2016, August 31, 2016 and September 14, 2016; and

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on December 9, 2014, including any subsequently filed amendments and reports updating such description.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the common stock shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from and after the respective dates of filing of such documents. Information contained in documents that we file later with the SEC will automatically update and supersede the information contained in this prospectus.

You may obtain copies of these documents without charge by writing to us at One AMD Place, Sunnyvale, California 94085 or by calling us at (408) 749-4000 to make your request.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. Such reports, proxy statements and other information may be inspected at the SEC’s public reference facilities at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the public reference room. Copies of such material can also be obtained at prescribed rates by writing to the SEC’s Public Reference Section at the address set forth above or by accessing the SEC’s web site at www.sec.gov.

75,000,000 Shares

Common Stock

PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus or that any information incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. This prospectus does not constitute an offer of these securities in any state where the offer is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses payable by the registrant in connection with the distribution of the securities being registered herein are as set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

Amount
SEC registration fee	$93,531
Legal fees and expenses	30,000
Accounting fees and expenses	18,000
Miscellaneous expenses	9,469

Total	$151,000

ITEM 15.	LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Article 8 of our certificate of incorporation, as amended, provides for the elimination of liability of our directors to the extent permitted by the DGCL. Article VIII of our By-Laws, as amended, provides for indemnification of our directors or officers or those individuals serving at our request as a director or officer of another organization, to the extent permitted by Delaware law. In addition, we are bound by agreements with certain of our directors and officers which obligate us to indemnify such persons in various circumstances. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have in effect a directors and officers liability insurance policy indemnifying our directors and officers and the directors and officers of our subsidiaries within a specific limit for certain liabilities incurred by them, including liabilities under the Securities Act. We pay the entire premium of this policy.

We have entered into separate indemnification agreements with each of our directors and executive officers. These agreements require us, among other things, to indemnify such director or officer against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such individual in connection with any action, suit or proceeding arising out of such individual’s status or service as one of our directors or officers, provided that such individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests and, in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful, and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us.

We believe that our certificate of incorporation and bylaw provisions, our directors and officers liability insurance policy and our indemnification agreements are necessary to attract and retain qualified persons to serve as our directors and officers.

ITEM 16.	INDEX TO EXHIBITS.

Number	Exhibit

4.1	Warrant to Purchase 75,000,000 Shares of Common Stock of Advanced Micro Devices, Inc., dated August 30, 2016, filed as Exhibit 10.1 to AMD’s Current Report on Form 8-K dated August 31, 2016 is hereby incorporated by reference.

4.2	First Amended and Restated Registration Rights Agreement, dated as of August 30, 2016, between Advanced Micro Devices, Inc. and West Coast Hitech L.P., filed as Exhibit 10.1 to AMD’s Quarterly Report on Form 10-Q dated October 26, 2016 is hereby incorporated by reference.

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this registration statement).

ITEM 17.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sunnyvale, State of California on this 22nd day of December, 2016.

ADVANCED MICRO DEVICES, INC.

By:	/s/ Devinder Kumar
Devinder Kumar
Senior Vice President, Chief Financial Officer and Treasurer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Lisa T. Su, Devinder Kumar, Darla Smith and Harry A. Wolin, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	TITLE	DATE

/s/ Lisa T. Su Lisa T. Su	President and Chief Executive Officer (Principal Executive Officer), Director	December 22, 2016

/s/ Devinder Kumar Devinder Kumar	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	December 22, 2016

/s/ Darla M. Smith Darla M. Smith	Corporate Vice President, Chief Accounting Officer (Principal Accounting Officer)	December 22, 2016

/s/ John E. Caldwell John E. Caldwell	Director, Chairman of the Board	December 22, 2016

/s/ Bruce L. Claflin Bruce L. Claflin	Director	December 19, 2016

/s/ Nora Denzel Nora M. Denzel	Director	December 20, 2016

/s/ Nicholas Donofrio Nicholas M. Donofrio	Director	December 17, 2016

SIGNATURE	TITLE	DATE

/s/ Martin L. Edelman Martin L. Edelman	Director	December 22, 2016

/s/ Joseph A. Householder Joseph A. Householder	Director	December 18, 2016

/s/ Michael J. Inglis Michael J. Inglis	Director	December 19, 2016

/s/ Ahmed Yahia Ahmed Yahia	Director	December 17, 2016

EXHIBIT INDEX

Number	Exhibit

4.1	Warrant to Purchase 75,000,000 Shares of Common Stock of Advanced Micro Devices, Inc., dated August 30, 2016, filed as Exhibit 10.1 to AMD’s Current Report on Form 8-K dated August 31, 2016 is hereby incorporated by reference.

4.2	First Amended and Restated Registration Rights Agreement, dated as of August 30, 2016, between Advanced Micro Devices, Inc. and West Coast Hitech L.P., filed as Exhibit 10.1 to AMD’s Quarterly Report on Form 10-Q dated October 26, 2016 is hereby incorporated by reference.

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this registration statement).